Exhibit 99.1

Amarin Reports Second Quarter 2015 Financial Results

and Provides Update on Operations

- REDUCE-IT cardiovascular outcomes study progressing as planned -

- Product revenue increased 40% over same period last year -

- Conference Call Set for 4:30 p.m. ET Today -

BEDMINSTER, N.J., and DUBLIN, Ireland, August 6, 2015 — Amarin Corporation plc (Nasdaq: AMRN), a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health, today announced financial results for the three and six months ended June 30, 2015, and provided an update on company operations.

Key Amarin achievements since March 31, 2015 include:

•	R&D progress: REDUCE-IT, the first prospective cardiovascular outcomes study to evaluate the effect of treating patients who despite statin therapy have elevated triglyceride levels and the first cardiovascular outcomes study to test a high, 4-gram dose of a pure-EPA omega-3 prescription product, is progressing on schedule with enrollment now over 95% complete;

•	Revenue growth: Recognized $17.7 million in net product revenue from Vascepa® (icosapent ethyl) sales in Q2 2015 compared to $12.6 million in Q2 2014, an increase of 40%;

•	Prescription growth: Increased normalized prescriptions, based upon data from Symphony Health Solutions, by 60% in Q2 2015 compared to Q2 2014;

•	Cash preservation: Maintained a cash balance of $136.0 million at June 30, 2015 and lowered net cash used in operating activities to $37.6 million in the six months ended June 30, 2015 compared to $38.8 million in the same period in 2014;

•	Research data: Presented data at the American Diabetes Association and the National Lipid Association Scientific Sessions supporting the potential benefits of eicosapentaenoic acid (EPA), the active ingredient in Vascepa; and

•	ANDA litigation: Moved to dismiss pending ANDA litigation after FDA revoked prior acceptance of Vascepa ANDAs following the federal court ruling that set aside FDA’s denial of NCE for Vascepa.

“Based upon feedback from physicians and published case studies, Vascepa is increasingly recognized as an effective treatment therapy for their patients,” stated John F. Thero, President and Chief Executive Officer. “We appear to be building positive momentum in multiple areas which we aim to build upon for sustainable commercial growth and we remain confident that our cardiovascular outcomes study is positioned for success.”

Commercialization update – United States

Increases in product revenue were primarily attributable to increases both in new and recurring prescriptions of Vascepa. Revenue growth in the second quarter of 2015 primarily resulted from increased shipment volumes of Vascepa to wholesalers in support of increased reorders and new orders of Vascepa. Data reflect that wholesalers on average stocked approximately six fewer days of sales of Vascepa at the end of Q2 2015 than at the end of Q4 2014, which is understood to be a matter of timing and not an ongoing trend. The number of days of supply on hand at wholesalers tends to fluctuate based on the timing of weekly orders. The average net price of Vascepa sold in Q2 2015 was lower than in Q2 2014 but very similar to the net price in Q1 2015. The average net price in Q2 2015 reflects additional rebates as a result of broader managed care coverage that was offset by the impact of a 6% price increase effective June 1.

Normalized prescriptions (estimated) for the second quarter of 2015, based on data from Symphony Health Solutions and IMS Health, totaled approximately 176,000 and 157,000, respectively. These prescription levels represent growth of approximately 14% and 15%, respectively, compared to the quarter ended March 31, 2015, and an increase of approximately 60% and 69%, respectively, compared to the same quarter in 2014. This increase in prescriptions reflects the sales and marketing activities of both Amarin and our Vascepa co-promotion partner, Kowa Pharmaceuticals America, Inc.

Research on EPA continues to support potential benefits

Recent research findings continue to support the potential benefits of EPA, the active pharmaceutical ingredient in Vascepa. An in vitro study presented in June at the American Diabetes Association Scientific Sessions in Boston, MA, showed that exposure to EPA inhibited glucose-induced oxidation of small dense LDL. Another in vitro study presented in June at the National Lipid Association Scientific Sessions in Chicago, IL, showed that the inhibitory effect of EPA on the formation of cholesterol crystalline domains in model biological membranes subjected to high cholesterol levels (to simulate atherosclerotic-like conditions) indicated a level of reduction with EPA that was not reproduced with other triglyceride-lowering agents tested.

A recent publication provides an in-depth review of the literature-reported evidence supporting the favorable biological effects of EPA on key steps involved in atherosclerosis, a progressive inflammatory process responsible for adverse cardiovascular outcomes. This review article authored by Drs. Kenneth M. Borow, John R. Nelson, and R. Preston Mason has recently been published in the journal Atherosclerosis.

Additional studies are needed to determine if the effects explored in these presentations and publications would have clinically meaningful benefit in the human body.

REDUCE-IT cardiovascular outcomes study continuing on-track

The REDUCE-IT cardiovascular outcomes trial continues on schedule towards anticipated completion in 2017 and publication of results in 2018. The results of this important trial could lead to improved medical care for tens of millions of patients. Amarin is blinded to the ongoing study results. An interim review by the independent data monitoring committee of the trial’s efficacy and safety results is expected to occur during 2016 upon reaching 60% of the target aggregate number of cardiovascular events. Given the nature of outcomes studies and the design of REDUCE-IT, management currently believes it likely that the study will run to its completion defined as attainment of 100% of the target 1,612 cumulative patients with documented primary cardiovascular events. If the study were to be stopped early based on overwhelming efficacy results, Amarin intends to consider the results for potential submission toward an expanded indication for Vascepa.

Thus far, over 7,600 patients have been enrolled in the REDUCE-IT cardiovascular outcomes study representing more than 95% of total targeted enrollment. We anticipate completing study enrollment near the end of 2015.

Financial update

Net product revenue for the three months ended June 30, 2015 and 2014 was $17.7 million and $12.6 million, respectively. Net product revenue for the six months ended June 30, 2015 and 2014 was $33.3 million and $23.6 million, respectively. These increases in product revenue were primarily attributable to increases both in new and recurring prescriptions of Vascepa. In addition, we recognized licensing revenue of $0.4 million in the six months ended June 30, 2015 related to the Eddingpharm development and commercialization agreement executed in February 2015, for which development continues to track forward consistent with our expectations. Based upon our current estimates, we anticipate approximately $0.8 million in licensing revenue to be recognized in aggregate during 2015, including the $0.4 million recognized earlier in 2015 with no revenue recognized during the three months ended June 30, 2015.

Cost of goods sold for the three months ended June 30, 2015 and 2014 was $6.4 million and $5.0 million, respectively. Cost of goods sold for the six months ended June 30, 2015 and 2014 was $12.0 million and $9.3 million, respectively. Gross margin improved to 64% in the three and six months ended June 30, 2015 as compared to 60% and 61% in the three and six months ended June 30, 2014, respectively. The improvement in gross margin on product sales was primarily driven by lower unit cost active pharmaceutical ingredient purchases.

Selling, general and administrative, or SG&A, expenses in the six months ended June 30, 2015 and 2014 were $50.8 million and $41.7 million, respectively. The increase in expenses reflects quarterly variability of certain initiatives; legal costs associated with the successful challenge to FDA’s denial of New Chemical Entity designation for Vascepa and the ongoing First Amendment litigation; the addition of co-promotion fees payable to Kowa Pharmaceuticals America, Inc., which were nominal in the six months ended June 30, 2014 as the Kowa agreement commenced late in this period; and an increase in non-cash stock-based compensation expense. We anticipate that our level of SG&A expenses will be variable quarter to quarter. We anticipate expanding programs later in 2015 to more broadly educate healthcare professionals about Vascepa, including certain data regarding the ANCHOR trial based at least on the June 5, 2015 guidance received from the FDA in conjunction with our First Amendment lawsuit. We expect to more fully define the extent of this increase in activity after the court rules on our request for preliminary relief in our First Amendment litigation. In this lawsuit, we seek the ability to communicate truthful and non-misleading information about Vascepa to healthcare professionals, even though such information is not in the FDA-approved label for Vascepa. The suit is based on the principle that better informed physicians make better treatment decisions for their patients.

Research and development expenses in the six months ended June 30, 2015 and 2014 were $24.6 million and $23.4 million, respectively. The increase in expenses was driven by actions to complete patient enrollment in the REDUCE-IT study. Research and development costs are expected to be slightly higher during 2015 as compared to 2014 with quarterly variability as a result of the timing of REDUCE-IT costs, and such costs are expected to decline modestly thereafter upon completion of enrollment for REDUCE-IT.

Under GAAP, Amarin reported a net loss of $62.9 million in the second quarter of 2015, or basic and diluted loss per share of $0.35. This net loss included $3.2 million in non-cash share-based compensation expense, a $0.6 million non-cash loss on the change in fair value of derivatives, and a $31.3 million charge for a non-cash deemed dividend for accounting purposes. Amarin reported net income of $15.3 million in the second quarter of 2014, or basic and diluted earnings per share of $0.09 and $0.08, respectively. This net income included $2.4 million in non-cash share-based compensation expense, $0.1 million in non-cash warrant compensation income, a $3.0 million gain on the change in fair value of derivatives, and a $38.0 million gain on extinguishment of debt.

Under GAAP, Amarin reported a net loss of $94.8 million in the six months ended June 30, 2015, or basic and diluted loss per share of $0.53. This net loss included $6.3 million in non-cash share-based compensation expense, a $0.1 million non-cash loss on the change in fair value of derivatives, and $32.2 million in charges for non-cash deemed dividends for accounting purposes. For the six months ended June 30, 2014, Amarin reported a net loss of $10.7 million, or basic and diluted loss per share of $0.06 and $0.07, respectively. This net loss included $4.4 million in non-cash share-based compensation expense, $0.2 million in non-cash warrant compensation income, a $7.4 million gain on the change in fair value of derivatives, and a $38.0 million gain on extinguishment of debt.

Excluding non-cash gains or losses for share-based compensation, warrant compensation, change in fair value of derivatives, and the non-cash deemed dividend, non-GAAP adjusted net loss was $27.7 million for the second quarter of 2015, or non-GAAP adjusted basic and diluted loss per share of $0.15, compared to non-GAAP adjusted net loss of $23.4 million for the second quarter of 2014, or non-GAAP adjusted basic and diluted loss per share of $0.14.

Excluding non-cash gains or losses for share-based compensation, warrant compensation, change in fair value of derivatives, and the non-cash deemed dividends, non-GAAP adjusted net loss was $56.3 million for the six months ended June 30, 2015, or non-GAAP adjusted basic and diluted loss per share of $0.32, compared to non-GAAP adjusted net loss of $51.9 million for the six months ended June 30, 2014, or non-GAAP adjusted basic and diluted loss per share of $0.30.

Amarin reported cash and cash equivalents of $136.0 million at June 30, 2015, representing a net increase of $16.5 million from reported cash and cash equivalents of $119.5 million as of December 31, 2014. The increase was driven by the receipt of a $15.0 million up-front licensing fee and net proceeds from a preferred stock issuance of $52.1 million, partially offset by cash used in operating activities. Net cash used in operating activities in the six months ended June 30, 2015 included approximately $28.0 million in sales and marketing related expenses and approximately $17.5 million of costs incurred through our contracted clinical research organization and for clinical trial materials in support of the REDUCE-IT cardiovascular outcomes study.

As of June 30, 2015, Amarin had approximately 183.3 million American Depository Shares (ADSs) and ordinary shares outstanding, 28.9 million common share equivalents of Series A Convertible Preferred Shares outstanding and approximately 11.8 million equivalent shares underlying stock options at a weighted average exercise price of $4.44, as well as 4.0 million equivalent shares underlying restricted or deferred stock units.

Conference call and webcast information

Amarin will host a conference call at 4:30 p.m. ET (8:30 p.m. UTC/GMT) today, August 6, 2015. The conference call can be heard live via the investor relations section of the company’s website at www.amarincorp.com, or via telephone by dialing 877-407-8033 within the United States or 201-689-8033 from outside the United States. A replay of the call will be made available for a period of two weeks following the conference call. To hear a replay of the call, dial 877-660-6853 (inside the United States) or 201-612-7415 (outside the United States). A replay of the call will also be available through the company’s website shortly after the call. For both dial-in numbers please use conference ID 13614382.

Use of non-GAAP adjusted financial information

Included in this press release and the conference call referenced above are non-GAAP adjusted financial information as defined by U.S. Securities and Exchange Commission Regulation G. The GAAP financial measure most directly comparable to each non-GAAP adjusted financial measure used or discussed, and a reconciliation of the differences between each non-GAAP adjusted financial measure and the comparable GAAP financial measure, are included in this press release after the condensed consolidated financial statements.

Non-GAAP adjusted net loss was derived by taking GAAP net loss and adjusting it for non-cash gains or losses for share-based compensation, warrant compensation, changes in value of derivatives and a non-cash deemed dividend. Management believes that these non-GAAP adjusted measures provide investors with a better understanding of the company’s historical results from its core business operations. While management believes that these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying performance of the company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health. Amarin’s product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids. Amarin’s clinical program includes commitment to an ongoing outcomes study. Amarin’s first product, Vascepa® (icosapent ethyl) capsules, is a highly pure EPA omega-3 prescription product. For more information about Vascepa visit www.vascepa.com. For more information about Amarin visit www.amarincorp.com.

About VASCEPA® (icosapent ethyl) capsules

VASCEPA® (icosapent ethyl) capsules, known in scientific literature as AMR101, is a highly pure-EPA omega-3 prescription product in a 1 gram capsule.

Indications and Usage

•	VASCEPA (icosapent ethyl) is indicated as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia.

•	The effect of VASCEPA on the risk for pancreatitis and cardiovascular mortality and morbidity in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information for VASCEPA

•	VASCEPA is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to VASCEPA or any of its components.

•	Use with caution in patients with known hypersensitivity to fish and/or shellfish.

•	The most common reported adverse reaction (incidence >2% and greater than placebo) was arthralgia (2.3% for Vascepa, 1.0% for placebo). There was no reported adverse reaction >3% and greater than placebo.

•	Patients receiving treatment with VASCEPA and other drugs affecting coagulation (e.g., anti-platelet agents) should be monitored periodically.

•	In patients with hepatic impairment, monitor ALT and AST levels periodically during therapy.

•	Patients should be advised to swallow VASCEPA capsules whole; not to break open, crush, dissolve, or chew VASCEPA.

•	Adverse events and product complaints may be reported by calling 1-855-VASCEPA or the FDA at 1-800-FDA-1088.

FULL VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Vascepa has been approved for use by the FDA as an adjunct to diet to reduce triglyceride levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia. Vascepa is under various stages of development for potential use in other indications that have not been approved by the FDA. Nothing in this press release should be construed as promoting the use of Vascepa in any indication that has not been approved by the FDA.

Forward-looking statements

This press release contains forward-looking statements, including statements about the future commercialization of Vascepa, including expectations for continued enrollment, event rates and results announcements in Amarin’s REDUCE-IT cardiovascular outcomes study; expectations related to the interim and final outcome of the REDUCE-IT study, and the ability to obtain regulatory approval for an expanded patient indication for Vascepa based on REDUCE-IT results; the ability of Amarin to continue the REDUCE-IT study in light of company resources and other factors; the potential for the REDUCE-IT study design to lead to an expanded market opportunity for Vascepa; Amarin’s plans to seek approval for an expanded indication in the event of overwhelming interim efficacy results from the REDUCE-IT study; anticipated increases in prescriptions; expectations regarding managed care coverage; expectations regarding expenses and cash burn, quarterly net cash used in operating activities, gross margins and cost of goods sold; statements regarding pending litigation; and statements regarding the potential efficacy, safety and therapeutic benefits of Vascepa. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. In particular, as disclosed in its previous filings with the U.S. Securities and Exchange Commission, Amarin’s ability to effectively commercialize Vascepa will depend in part on its ability to continue to effectively finance its business (including the REDUCE-IT study), efforts of third parties, its ability to create market demand for Vascepa through education, marketing and sales activities, to achieve market acceptance of Vascepa, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, and to maintain patent protection for Vascepa. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk that historical REDUCE-IT clinical trial enrollment and randomization rates may not be predictive of future results and related cost may increase beyond expectations; the risk that regulatory reviews may impact the current design of the REDUCE-IT study or cause a change in strategic direction with respect to continuation of the study; the risk that Vascepa may not show clinically meaningful effects in REDUCE-IT or support regulatory approvals for cardiovascular risk reduction; the risk associated with pending litigation; and the risk that patents may not be upheld in patent litigation and applications may not result in issued patents. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Important information regarding prescriptions data and product revenue

The historical prescription data provided in this press release is based on data published by third parties. References to normalized prescriptions equates to 120 capsules, or one month’s supply. Although Amarin believes these data are prepared on a period to period basis in a manner that is generally consistent and that such results are indicative of current prescription trends, these data are based on estimates and should not be relied upon as definitive. These data may overstate or understate actual prescriptions. Based on other data available to Amarin and the history of such third-party prescription estimates in the early stages of launch of other new pharmaceutical products, Amarin believes that the trends provided by this information can be useful to gauge current prescription levels. There is a limited amount of information available to determine the actual number of total prescriptions for prescription products like Vascepa. Amarin believes that investors should view these data with caution, as data for this single and limited period may not be representative of a trend consistent with the results presented or otherwise predictive of future results. Seasonal fluctuations in pharmaceutical sales, for example, may affect future prescription trends of Vascepa as could changes in prescriber sentiment and other factors. Amarin believes investors should consider its results during this quarter together with its results over several future quarters, or longer, before making an assessment about potential future performance. The commercialization and co-promotion of a new pharmaceutical product are complex undertakings, and Amarin’s ability to effectively and profitably commercialize Vascepa will depend in part on its ability to continue to generate market demand for Vascepa through education, marketing and sales activities, its ability to achieve market acceptance of Vascepa, its ability to generate product revenue and its ability to receive adequate levels of reimbursement from third-party payers and its ability to benefit from continued contributions of its Vascepa co-promotion partner, Kowa Pharmaceuticals America, Inc. See “Risk Factors—Risks Related to the Commercialization and Development of Vascepa” included in Part II, Item 1A. Risk Factors in Amarin’s most recent Quarterly Report on Form 10-Q.

Availability of other information about Amarin

Investors and others should note that we communicate with our investors and the public using our company website (www.amarincorp.com), our investor relations website (http://www.amarincorp.com/investor-splash.html), including but not limited to investor presentations and investor FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that we post on these channels and websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested in Amarin to review the information that we post on these channels, including our investor relations website, on a regular basis. This list of channels may be updated from time to time on our investor relations website and may include social media channels. The contents of our website or these channels, or any other website that may be accessed from our website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin contact information:

Investor Relations

Michael Farrell

Investor Relations and Corporate Communications

Amarin Corporation plc

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com

Graham Morrell

Trout Group

In U.S.: +1 (646) 378-2954

gmorrell@troutgroup.com

Media Inquiries

Lee Davies

Makovsky

In U.S.: +1 (212) 508-9651

ldavies@makovsky.com

CONSOLIDATED BALANCE SHEET DATA

(U.S. GAAP)

Unaudited

	June 30, 2015	December 31, 2014
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$136,050	$119,539
Restricted cash	600	600
Accounts receivable, net	9,943	7,842
Inventory	20,499	13,733
Deferred tax assets	934	934
Prepaid and other current assets	1,308	2,633

Total current assets	$169,334	$145,281

Property, plant and equipment, net	296	381
Deferred tax assets	13,287	12,556
Other non-current assets	2,508	2,826
Intangible asset, net	9,740	10,063

TOTAL ASSETS	$195,165	$171,107

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$13,006	$8,525
Current portion of long-term debt	15,405	15,394
Deferred revenue, current	856	—
Accrued expenses and other current liabilities	21,004	16,387

Total current liabilities	$50,271	$40,306

Long-Term Liabilities:
Exchangeable senior notes, net of discount	124,629	121,846
Long-term debt	90,522	89,617
Long-term debt derivative liabilities	6,700	7,400
Deferred revenue, long-term	13,769	—
Other long-term liabilities	626	386

Total liabilities	$286,517	$259,555

Stockholders’ Deficit:
Common stock	149,842	143,113
Preferred stock	21,375	—
Additional paid-in capital	802,846	738,890
Treasury stock	(334)	(217)
Accumulated deficit	(1,065,081)	(970,234)

Total stockholders’ deficit	$(91,352)	$(88,448)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$195,165	$171,107

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(U.S. GAAP)

Unaudited

	Three months ended June 30, (in thousands, except per share amounts)		Six months ended June 30, (in thousands, except per share amounts)
	2015	2014	2015	2014

Product revenue, net	$17,707	$12,606	$33,265	$23,573
Licensing revenue	—	—	375	—

Total revenue, net	17,707	12,606	33,640	23,573
Less: Cost of goods sold	6,381	5,025	12,008	9,271

Gross margin	11,326	7,581	21,632	14,302

Operating expenses:
Selling, general and administrative (1)	26,054	21,094	50,795	41,679
Research and development (1)	12,009	11,727	24,623	23,434

Total operating expenses	38,063	32,821	75,418	65,113

Operating loss	(26,737)	(25,240)	(53,786)	(50,811)

(Loss) gain on change in fair value of derivative liabilities (2)	(600)	3,011	(136)	7,404
Gain on extinguishment of debt	—	38,034	—	38,034
Interest expense, net	(4,807)	(4,296)	(9,692)	(8,689)
Other income (expense), net	95	4,225	(33)	4,241

(Loss) income from operations before taxes	(32,049)	15,734	(63,647)	(9,821)
Benefit from (provision for) income taxes	537	(411)	1,009	(836)

Net (loss) income	(31,512)	15,323	(62,638)	(10,657)
Preferred stock purchase option	—	—	(868)	—
Preferred stock beneficial conversion feature	(31,341)	—	(31,341)	—

Net (loss) income applicable to common shareholders	$(62,853)	$15,323	$(94,847)	$(10,657)

(Loss) earnings per share:
Basic	$(0.35)	$0.09	$(0.53)	$(0.06)
Diluted	$(0.35)	$0.08	$(0.53)	$(0.07)

Weighted average shares:
Basic	180,464	172,886	178,036	172,879
Diluted	180,464	207,674	178,036	173,876

(1)	Excluding non-cash stock- and warrant-based compensation, research and development expenses were $11,167 and $11,046 for the three months ended June 30, 2015 and 2014, respectively, and selling, general and administrative expenses were $23,680 and $19,486, respectively, for the same periods.
(2)	Non-cash gains and losses result from changes in the fair value of a warrant derivative liability, long-term debt derivative liabilities and a preferred stock purchase option derivative liability.

RECONCILIATION OF NON-GAAP NET LOSS

Unaudited

	Three months ended June 30, (in thousands, except per share amounts)		Six months ended June 30, (in thousands, except per share amounts)
	2015	2014	2015	2014

Net (loss) income for EPS[1] - GAAP	$(62,853)	$15,323	$(94,847)	$(10,657)
Share based compensation expense	3,216	2,394	6,258	4,351
Warrant compensation income	—	(105)	(9)	(177)
Loss (gain) on change in fair value of derivatives	600	(3,011)	136	(7,404)
Gain on extinguishment of debt	—	(38,034)	—	(38,034)
Preferred stock purchase option	—	—	868	—
Preferred stock beneficial conversion feature	31,341	—	31,341	—

Adjusted net loss for EPS[1] - non GAAP	$(27,696)	$(23,433)	$(56,253)	$(51,921)

[1] basic and diluted

Loss per share:
Basic and diluted - non GAAP	$(0.15)	$(0.14)	$(0.32)	$(0.30)

Weighted average shares:
Basic and diluted	180,464	172,886	178,036	172,879